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                                                                  Exhibit (c)(6)

                                ESCROW AGREEMENT
                                ----------------


     THIS ESCROW AGREEMENT (the "Agreement") is made and entered into as of the 29th day of August, 1995 by and among VISTA 2000, INC., a Delaware corporation ("VISTA"), AMERICAN CONSUMER PRODUCTS, INC., a Delaware corporation ("ACPI"), and the ESCROW AGENT named herein.

     WHEREAS, VISTA and ACPI have engaged in preliminary discussions regarding a possible acquisition of ACPI by VISTA through the vehicle of a cash tender offer at $5.30 per share (the "Tender Offer"); and

     WHEREAS, VISTA is willing to demonstrate to ACPI its ability to fund the Tender Offer and its ability to undertake to file all necessary Tender Offer documents with appropriate governmental agencies within a reasonable period of time; and

     WHEREAS, the parties have agreed that the Escrowed Funds (as hereinafter defined) shall be held in escrow by the Escrow Agent (as hereinafter defined) in accordance with the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of Ten Dollars ($10.00) paid in hand, the promises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   SECTION 1

                                  DEFINITIONS
                                  -----------

     For purposes of this Agreement, the following terms shall have the following meanings:

     1.1 "ACPI Dispute Notice" shall have the meaning ascribed in Section 6.4 hereof.

     1.2  "Notice of Claim for Disbursement" shall have the meaning ascribed in
Section 6.1 hereof.

     1.3 "Escrow Agent" shall mean Grier Newlin, a resident of the State of Georgia.

     1.4 "Escrowed Funds" shall mean the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00), deposited by VISTA with Escrow Agent.

     1.5 "VISTA Dispute Notice" shall have the meaning ascribed in Section 6.2 hereof.
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                                   SECTION 2

                             ESCROW DEPOSIT AND FEE
                             ----------------------

     2.1 Contemporaneously herewith, Purchaser has delivered to the Escrow Agent the Escrowed Funds.

     2.2 The Escrow Agent hereby accepts the Escrowed Funds in escrow and agrees to hold and keep same in accordance with the terms and conditions hereof and for the uses and purposes stated herein, and to disburse the Escrowed Funds subject to the terms of this Agreement.

     2.3 The fee of the Escrow Agent of its services hereunder shall be One Thousand and No/100 Dollars ($1,000.00), which amount is due and payable in cash upon execution hereof and shall be paid by VISTA.

                                   SECTION 3

                 CONDITIONS FOR DISBURSEMENT OF ESCROWED FUNDS
                 ---------------------------------------------

     3.1 The Escrowed Funds (together with all interest earned thereon) or, in the event of clause (iii) below, a portion of the Escrowed Funds, shall be disbursed to ACPI if (i) a Tender Offer Statement on Schedule 14D-1 for the purchase of the shares of Common Stock of ACPI is not filed by VISTA with the Securities and Exchange Commission (the "SEC") within forty-five (45) days from the date hereof; (ii) VISTA is unable to purchase shares tendered by ACPI shareholders pursuant to the Tender Offer solely due to VISTA's having insufficient cash funds on hand for such purchases; or (iii) ACPI becomes entitled to reimbursement of certain expenses pursuant to Section 8 hereof.

     3.2 The Escrowed Funds (together with all interest earned thereon) shall be disbursed to VISTA, if not earlier disbursed to ACPI pursuant to Section 3.1 hereof, in the event of a breach of Section 4 hereof by ACPI or upon termination of this Agreement.

                                   SECTION 4

                               "NO SHOP" COVENANT
                               ------------------

     4.1 During the forty-five (45) day period following the execution of this Agreement (the "No Shop Period"), ACPI shall not, and shall use its best efforts to ensure that its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) do not, initiate or solicit, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to ACPI's stockholders) with respect to a merger, acquisition, consolidation, business combination, or similar transaction involving ACPI, or any purchase of all or any significant portion of the assets or equity of ACPI.

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     4.2  During the No Shop Period, ACPI will promptly advise VISTA orally and in writing of any Alternate Proposal (as hereinafter defined).

     4.3 Nothing in this Section 4 shall be construed to prevent or hinder ACPI from acting to fully and fairly evaluate and analyze the Tender Offer or in making any recommendation concerning the Tender Offer to ACPI's shareholders or prevent ACPI or its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) from furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited proposal (or expresses an unsolicited indication of interest in making a proposal) to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, so long as such proposal (an "Alternate Proposal") (or unsolicited indication of interest in making a proposal) did not arise through a breach of Section 4.1 of this Agreement.

                                   SECTION 5

                                 ESCROWED FUNDS
                                 --------------

     5.1 Upon execution hereof, VISTA will transfer and deliver to the Escrow Agent for holding pursuant hereto the Escrowed Funds, in immediately available funds.

     5.2 Pending disbursement in accordance with the terms hereof, the Escrowed Funds shall be held by the Escrow Agent and invested in an interest-bearing trust account.

     5.3 The Escrowed Funds shall be held by the Escrow Agent in his possession until directed hereunder to disburse such Escrowed Funds in accordance with
Section 6 hereof or until termination of this Agreement.

     5.4 All payments made from the Escrowed Funds pursuant to this Agreement shall be made by wire transfer in immediately available funds to an account designated by the party to whom such payments are to be made, and shall be paid within two (2) business days following the date on which the rights to receive such amounts shall be established pursuant to the terms of this Agreement.

                                   SECTION 6

                               NOTICE TO DISBURSE
                               ------------------

     6.1 In the event one of the conditions set forth in Section 3.1 hereof occurs, pursuant to which Escrow Agent is required to disburse the Escrowed Funds to ACPI, ACPI may deliver a Notice of Claim for Disbursement to Escrow Agent setting forth in reasonable detail the nature of the claim, together with proof that it has mailed a copy of such Notice to VISTA no later than the date such Notice was mailed to Escrow Agent. The copy of the Notice of Claim for Disbursement to VISTA must be sent by registered mail or certified mail, return receipt requested, with a copy sent by facsimile.

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     6.2  If Escrow Agent has not received a written notice from VISTA (the
"VISTA Dispute Notice") stating that it disputes the validity of the claim set forth in ACPI's Notice of Claim for Disbursement, within ten (10) days after receipt by Escrow Agent of the Notice of Claim for Disbursement, Escrow Agent shall disburse the Escrowed Funds to ACPI.

     6.3 In the event there is a breach of Section 4 of this Agreement by ACPI, pursuant to which Escrow Agent is required, pursuant to Section 3.2 hereof, to disburse the Escrowed Funds to VISTA, VISTA may deliver a Notice of Claim for Disbursement to Escrow Agent setting forth in reasonable detail the nature of the claim, together with proof that it has mailed a copy of such Notice to VISTA no later than the date such Notice was mailed to Escrow Agent. The copy of the Notice of Claim for Disbursement to VISTA must be sent by registered mail or certified mail, return receipt requested, with a copy sent by facsimile.

     6.4 If Escrow Agent has not received a written notice from ACPI (the "ACPI Dispute Notice") stating that it disputes the validity of VISTA's claim, within ten (10) days after receipt by Escrow Agent of the Notice of Claim for Disbursement, Escrow Agent shall disburse the Escrowed Funds to VISTA.

     6.5 If Escrow Agent receives an ACPI Dispute Notice or VISTA Dispute Notice, the Escrow Agent shall retain the Escrowed Funds (in the interest-bearing account) pending final resolution of the dispute either by mutual written agreement of ACPI and Vista or by a final unappealable court determination or, upon receipt of joint written instructions from ACPI and Vista or pursuant to a valid court order, be entitled to tender into the registry or custody of any court of competent jurisdiction the Escrowed Funds.

                                   SECTION 7

                              ESCROW AGENT MATTERS
                              --------------------

     7.1 VISTA and ACPI, jointly and severally, agree to indemnify and hold harmless the Escrow Agent against any and all costs, losses, claims, damages, liabilities, expenses (including reasonable costs of investigation, court costs and attorneys' fees and disbursements) which may be imposed upon the Escrow Agent in connection with its acceptance of appointment as Escrow Agent hereunder, including any litigation arising from this Agreement or involving the subject matter hereof, unless such costs, losses, claims, damages, liabilities or expenses are caused by the gross negligence or willful default of the Escrow Agent, and all such costs, expenses and disbursements will be for the account of and will be borne and paid by VISTA and ACPI as a condition to the termination of this Agreement. As between themselves, VISTA and ACPI agree that the cost of this indemnification shall be borne equally by them.

     7.2 The Escrow Agent will be liable only to hold and disburse the Escrowed Funds in accordance with the provisions of this Agreement; it being expressly understood that by acceptance of this Agreement the Escrow Agent is acting in the capacity of a depository only, and will not be liable or responsible to anyone for any claims, damages, losses, liabilities or expenses unless such damages, losses or expenses are caused by the gross negligence or willful default of the Escrow Agent.

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     7.3  The Escrow Agent will not incur any liability with respect to (i) any action taken or omitted in good faith upon the advice of its counsel with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement or (ii) any action taken or omitted in reliance upon any instrument, including any written instructions provided for herein, not only concerning the due execution of such instrument, or the identity or authority of any person executing such instrument, or the validity and effectiveness of such instrument, but also concerning the truth and accuracy of any information contained therein; provided that the Escrow Agent in good faith believes such instrument to be genuine, to have been signed by a proper person or persons, and to conform to the provisions of this Agreement.

     7.4 The Escrow Agent will make his books and records with respect to the Escrowed Funds available for examination by VISTA and ACPI, or their duly authorized employees, agents and representatives, during normal business hours, and will deliver to VISTA and ACPI all information reasonably requested by either of them concerning the Escrowed Funds.

                                   SECTION 8

                               FEES AND EXPENSES
                               -----------------

     If a Tender Offer Statement is filed with the SEC but the Tender Offer is not consummated for any reason other than (i) less than fifty-one percent (51%) of ACPI's shares, on a fully-diluted basis, being tendered pursuant to the Tender Offer; or (ii) VISTA determining not to proceed with the Tender Offer due to a written statement or disclosure of ACPI containing an untrue statement of a material fact which material fact may have an adverse effect on the Company, VISTA shall reimburse ACPI for up to Two Hundred Thousand Dollars ($200,000) of fees and expenses of ACPI's outside legal counsel, independent certified public accountants and outside consultants to the extent such fees and expenses are actually incurred by ACPI for services specifically attributable to the Tender Offer. VISTA shall not be required to make any reimbursement with respect to any employee of ACPI (whether in-house legal counsel, in-house accountants, or otherwise). VISTA shall make payments with respect to such reimbursement within thirty (30) days of its receipt from such parties of invoices setting forth and describing in detail all fees, expenses and other charges of such parties.


                                   SECTION 9

                                 MISCELLANEOUS
                                 -------------

     9.1 All notices and other communications under this Agreement must be in writing and shall be deemed to have been duly given or delivered if delivered personally or sent by telex, telegram, or telecopy (receipt confirmed) or one day after being sent by overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with first class postage prepaid, to the following addresses or to any other address that a party to this Agreement shall have last designated by notice to the other parties:

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          (a)  To ACPI:

               31100 Solon Road
               Solon, Ohio  44139
               Attention:  Stephan W. Cole, President
               Telecopy:  (216) 248-8051

          with a copy to:

               Thompson, Hine & Flory
               1100 National City Bank Building
               Cleveland, Ohio  44141
               Attention:  Gregory A. Smith, Esq.
               Telecopy: (216) 566-5583

          (b)  To VISTA:

               11660 Alpharetta Highway, Suite 330
               Roswell, Georgia  30076
               Attention: Mr. Arnold Johns, President
               Telecopy: (404) 751-8808

          with a copy to:

               Nelson, Mullins, Riley & Scarborough, L.L.P.
               400 Colony Square
               Suite 2200
               1201 Peachtree Street
               Atlanta, Georgia  30361
               Attention:  Steven A. Cunningham, Esq.
               Telecopy: (404) 817-6050

          (c)  To Escrow Agent:

               Grier Newlin, Esq.
               Tower Place - Suite 2000
               3340 Peachtree Road, N.E.
               Atlanta, Georgia  30326
               Telecopy:  (404) 233-9060


     Any party may change its address for Notices by giving written Notice setting forth such new address.

     9.2 This Agreement may be amended only by an instrument in writing executed by VISTA, ACPI and the Escrow Agent. Any officer of VISTA or ACPI may by a signed writing

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give any consent, take any action, waive any inaccuracies in representations or other compliance by any other party to any of the covenants or conditions herein, modify the terms of this Agreement or take any other action deemed by him to be necessary or appropriate to consummate the transactions contemplated by this Agreement.

     9.3 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement.

     9.4 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

     9.5 The parties to this Agreement agree to execute and deliver any and all additional documents requested by any party hereto to effectuate the purposes of this Agreement.

     9.6 This Agreement (other than Section 8, which shall continue in favor until satisfaction of the parties' respective obligations therein contained) shall terminate at such time as all of the Escrowed Funds are distributed by the Escrow Agent, or November 30, 1995, whichever first occurs.

     9.7 The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia (without regard to its rules of conflicts of laws).

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                                AMERICAN CONSUMER PRODUCTS, INC.


ATTEST:                                        By: /s/ Stephan W. Cole
                                                  _____________________________
___________________________________________


     [CORPORATE SEAL]

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